                                                                    EXHIBIT 5.01

October 25, 2000


Homestore.com, Inc.
225 West Hillcrest Drive, Suite 100
Thousand Oaks, California 91360

          Re:  Homestore.com, Inc.
          Common stock, par value $0.001 per share
          ----------------------------------------

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended, by the Company on Form S-8 filed with the Securities and Exchange Commission on October 25, 2000 (the "Registration Statement"), of (a) 135,421 shares of common stock, par value $0.001 per share ("Common Stock") of Homestore.com, Inc. (the "Company") issuable upon the exercise of outstanding options assumed by the Company under The Hessel Group, Inc. 2000 Stock Option Plan (the "Plan"), and (b) an additional 264,579 shares of Common Stock that are issuable upon exercise of options that may be granted in the future under the Plan (such shares are collectively referred to as, the "Shares"), you have requested our opinion with respect to the matters set forth below.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

          Subject to the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the

October 25, 2000
Page 2

terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

          This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an Exhibit to the Registration Statement.


                              Very truly yours,



                              By:  /s/ LATHAM & WATKINS
                                   --------------------